EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Noble Energy, Inc. of our report dated February 15, 2007, relating to the financial statements of Alba Plant LLC, which appears in Noble Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
PRICEWATERHOUSECOOPERS LLP
Houston, TX
May 21, 2007